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                                                                    EXHIBIT 99.1

                             CONEXANT SYSTEMS, INC.

                           2001 PERFORMANCE SHARE PLAN
                     ADOPTED AND EFFECTIVE NOVEMBER 2, 2001

1. PURPOSE.

         In order to attract and maintain key employees who are and will be providing services to CONEXANT SYSTEMS, INC., the Company (as defined herein) desires to establish this compensatory 2001 Performance Share Plan under which Participants (as defined herein) will have the opportunity to receive cash or equity-based incentive compensation based on the value of the Common Stock (as defined herein) pursuant to the terms set forth herein.

2. DEFINITIONS. The following words and phrases as used herein shall have the following meanings:

         (a) "BOARD" means the Board of Directors of the Company.

         (b) "CAUSE" means, with respect to a particular Participant (i) a felony conviction of such Participant; (ii) the commission by such Participant of an act of fraud or embezzlement against the Company or a Subsidiary; (iii) such Participant's willful misconduct or gross negligence materially detrimental to the Company or a Subsidiary; (iv) such Participant's continued failure to implement reasonable requests or directions received in the course of his service as an Employee; (v) such Participant's wrongful dissemination or use of confidential or proprietary information; or (vi) the intentional and habitual neglect by such Participant of his or her duties to the Company or a Subsidiary.

         (c) "COMMITTEE" means the Compensation and Management Development Committee of the Board as it may be comprised from time to time or such other Committee of the Board designated by the Board in accordance with subsection 3(a) herein to administer the Plan.

         (d) "COMMON STOCK" means shares of common stock of the Company, or any security of the Company issued in substitution, exchange or lieu thereof.

         (e) "COMPANY" means Conexant Systems, Inc., a Delaware corporation; provided, however, if Conexant Systems, Inc. separates into two independent companies, one of which is comprised solely of its Mindspeed Technologies(TM) business unit, then, with respect to a Participant, "Company" means the resulting entity for which such Participant provides services.

         (f) "DIRECTOR" means a member of the Board of the Company.

         (g) "EMPLOYEE" means a person who at the time of grant of a Performance Share Award is employed by the Company or a Subsidiary, but excludes members of the Board who are not also employed by the Company or a Subsidiary. Subject to the exclusions set forth below, the term "Employee" shall include only an individual who was hired (and advised that he or she was being hired) directly by the Company or a Subsidiary as a regular employee and who


                                       1.
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performs regular employment services directly for the Company or a Subsidiary.
Exclusions: The term "Employee" as used in the Plan shall not include an individual who works, or who was hired to work, or who was advised that he or she works: (1) as an independent contractor or an employee of an independent contractor; or (2) as a temporary employee, regardless of the length of time that he or she works at the Company or a Subsidiary; or (3) through a temporary employment agency, job placement agency, or other third party; or (4) as part of an employee leasing arrangement between the Company or a Subsidiary and any third party. For the purposes of the Plan, the exclusions described above shall remain in effect even if the described individual could otherwise be construed as an employee under any applicable common law or is subsequently determined under applicable laws to be an employee.

         (h) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         (i) "FAIR MARKET VALUE PER SHARE" means, as of the date of determination, the value of a single share of Common Stock, determined as follows:

                  (i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value Per Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on such date, or if no sale of Common Stock is reported for such date, then on the last market trading day prior to the day of determination.

                  (ii) In the absence of an established market for the Common Stock, the Fair Market Value Per Share of Common Stock shall be determined in good faith by the Board or Committee.

         (j) "GRANT DATE" means the date on which the Board or Committee grants a Performance Share Award to a Participant.

         (k) "GRANT LETTER" means a notice from the Company to a Participant, which may be electronic, written or in such other form as determined by the Company in its sole and exclusive discretion, and which shall provide notice to the Participant of the grant of a Performance Share Award to such Participant and shall attach (or otherwise make available at a later date) the Performance Share Terms and Conditions with respect to such Performance Share Award.

         (l) "PARTICIPANT" means an Employee to whom a Performance Share Award is granted.

         (m) "PAYMENT" means the consideration received with respect to a vested Performance Share Award (or portion thereof) in accordance with subsection 6(c) herein which may, at the Company's election at the time of such Payment is made, be paid in the form of cash, shares of Common Stock, or any combination of cash and stock.

         (n) "PERFORMANCE SHARE AWARD" means an award of a specified number of Shares to a Participant, the terms of which shall be set forth in a Grant Letter and the Performance Share Award Terms and Conditions related thereto.


                                       2.
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         (o) "PLAN" means this Conexant Systems, Inc. 2001 Performance Share
Plan.

         (p) "SECURITIES ACT" means the Securities Act of 1933, as amended.

         (q) "SHARE" means a single unit of value granted under the Plan, which, when vested, shall entitle the holder to receive Payment of an amount equal to, with respect to a particular Performance Share Award, the Fair Market Value Per Share on the Vesting Date of such Performance Share Award pursuant to Section 5 herein.

         (r) "SUBSIDIARY" means any corporation or other entity in which the Company, directly or indirectly, controls 50% or more of the combined voting power of such corporation or other entity.

         (s) "VESTING DATE" means the date or dates on which a Performance Share Award (or portion thereof) is vested in accordance with subsection 6(a) herein.

3.       ADMINISTRATION.

         (a) DELEGATION TO COMMITTEE. Subject to the provisions of the Plan, the Board may delegate administration of the Plan to a Committee and the term "Committee" shall apply to any person or persons to whom such authority has been delegated. If the Board designates a Committee to administer the Plan, the Committee, once appointed, shall continue to serve in its designated capacity until otherwise directed by the Board. All actions of the Committee shall be undertaken with the approval of a majority of the members of the Committee. From time to time the Board may, in its sole discretion, increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies or remove all members of the Committee. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. References in the Plan to the Board shall include the Committee if it has been established by the Board.

         (b) The Committee's determinations under the Plan need not be uniform and may be made by it selectively among Employees who receive, or who are eligible to receive, Performance Share Awards under the Plan, whether or not such persons are similarly situated.

         (c) The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

         (d) The Company shall pay all reasonable expenses of administering the Plan, including, but not limited to, the payment of professional fees.

         (e) The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan. The Committee may delegate to the officers or employees of the Company or a Subsidiary the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purpose.


                                       3.

         (f) The Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed outside the U.S., or to reduce tax or regulatory burdens with respect to such Employees, the Company or its Subsidiaries.

         (g) Subject to the express provisions of the Plan, the Committee shall have the power to implement (including the power to delegate such implementation to appropriate officers of the Company), interpret and construe the Plan and Performance Share Awards or other documents defining the rights and obligations of the Company and Participants hereunder and thereunder, to determine all questions arising hereunder and thereunder, and to adopt and amend such rules and regulations for the administration hereof and thereof as it may deem desirable. The interpretation and construction by the Committee of any provisions of the Plan or of any Performance Share Award shall be conclusive and binding. Any action taken by, or inaction of, the Committee relating to the Plan or any Performance Share Award shall be within the discretion of the Committee and shall be conclusive and binding upon all persons. Subject only to compliance with the express provisions hereof, the Committee may act in its discretion in matters related to the Plan and any and all Performance Share Awards.

4.       ELIGIBILITY AND AWARD OF PERFORMANCE SHARE AWARDS.

         (a) ELIGIBILITY. All Employees shall be eligible for the grant of Performance Share Awards under this Plan. Performance Share Awards granted under this Plan shall be credited to bookkeeping accounts to be maintained for each Employee.

         (b) SHARES SUBJECT TO PERFORMANCE SHARE AWARDS. Any Employee may be granted more than one Performance Share Award under the Plan. The maximum aggregate number of Shares available for award under the Plan shall be four million (4,000,000). Shares awarded under the Plan that are forfeited or canceled, or that lapse, may be awarded again after the date of such forfeiture, cancellation or lapse.

         (c) NOTIFICATION OF AWARD. Each Performance Share Award under the Plan shall be evidenced by a Grant Letter and the Performance Share Award Terms and Conditions related thereto. The Grant Letter shall set forth the number of Shares subject to the Performance Share Award and the Performance Share Award Terms and Conditions shall set forth such other terms and conditions applicable to the Performance Share Award, as determined by the Committee, not inconsistent with the terms of the Plan. In the event of any conflict between a Performance Grant Letter and/or the Performance Share Award Terms and Conditions and the Plan, the terms of the Plan shall govern.

5.       TERMS OF PERFORMANCE SHARE AWARDS.

         (a) PERFORMANCE SHARE AWARD TERMS AND CONDITIONS. Each Performance Share Award granted under this Plan shall be evidenced by a Grant Letter and the Performance Share Award Terms and Conditions each of which shall be in such form and contain such conditions as the Committee shall deem appropriate and the provisions of which need not be identical.


                                       4.
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         (b) EXECUTION OF DOCUMENTS. The Participant shall execute any documents as the Company may require in order to administer properly or otherwise effectuate the Company's intent in granting such Performance Share Award.

6.       VESTING, FORFEITURE AND PAYMENT OF PERFORMANCE SHARE AWARDS.

         (a) VESTING.

                  (i) Subject to the limitations contained herein, the Shares subject to each Performance Share Award shall become vested as provided in the applicable Performance Share Award Terms and Conditions as determined by the Committee in its sole and exclusive discretion. The vesting provisions of individual Performance Share Awards may vary and may be based on performance criteria, service as an Employee, or such other criteria as the Committee deems appropriate.

                  (ii) Unless otherwise provided in the Performance Share Award Terms and Conditions, the Shares subject to a Performance Share Award shall continue to vest until the earliest of (i) the Participant ceases to provide services as an Employee for any reason, (ii) expiration of the Performance Share Award, or (iii) all Shares subject to the Performance Share Award become fully vested.

                  (iii) If, on a Vesting Date, a Participant's service as an Employee has been interrupted due to an approved leave of absence, including without limitation such Participant's approved sick leave, maternity leave, parental leave, military leave, or other leave of absence approved by the Company or a Subsidiary, as applicable, then the Company may suspend Payment of such Participant's vested Performance Share Award during such leave of absence and until such time as such Participant has returned to full-time employment by the Company or a Subsidiary; provided, however, that the Board or Committee, as applicable, shall determine in its sole and exclusive discretion whether (A) a Participant's leave of absence was an approved leave of absence and (B) a Participant's service as an Employee shall be considered terminated (as opposed to interrupted) in the case of any leave of absence.

                  (iv) Notwithstanding any provision of this Plan to the contrary, the Committee shall have the power and authority to accelerate the time of vesting for any Performance Share Award, including in the event of a Participant's termination of service as an Employee.

         (b) FORFEITURE. Unless otherwise provided in the Performance Share Award Terms and Conditions, if a Participant's service as an Employee terminates for any reason before all Shares held by such Participant have vested, then the portion of those Shares that has not vested as of the date of such termination of service as an Employee shall be forfeited and canceled as of such date.

         (c) PAYMENT. Each vested Performance Share Award (or portion thereof) will entitle the holder to receive automatically on the Vesting Date with respect to such vested Performance Share Award (or portion thereof) a Payment in an amount equal to the Fair Market Value Per Share on the Vesting Date multiplied by the number of Shares as to which the Performance Share Award is vested as of such Vesting Date, less applicable withholding taxes, social insurance contributions and authorized payroll deductions.


                                       5.

7.       NONASSIGNABILITY OF PERFORMANCE SHARE AWARDS.

         No Performance Share Award granted under the Plan (or the right to receive Payment pursuant thereto) shall be assignable or transferable in any manner by a Participant other than by (a) will, or (b) the laws of descent and distribution. During the lifetime of a Participant, vested Shares subject to Performance Share Awards held by such Participant shall be payable only to such Participant or his or her guardian or legal representative.

8.       ADJUSTMENTS UPON CHANGES IN STOCK.

         (a)      CAPITALIZATION ADJUSTMENTS.

                  (i) In the event of any change in the outstanding shares of Common Stock (or other securities) by which the value of a Performance Share Award is measured under the Plan by reason of a stock dividend or split, recapitalization, reclassification, merger or consolidation (whether or not the Company is a surviving corporation), reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the Committee shall make or take such amendments to the Plan and outstanding Performance Share Awards and such adjustments and actions hereunder and thereunder as it deems appropriate, in its sole discretion, under the circumstances, and its determination in that respect shall be final and binding. Such amendments, adjustments and actions may include, but are not limited to, changes in the Shares (or other securities) then remaining subject to the Plan, including those that are then covered by outstanding Performance Share Awards, so that upon such adjustment, the number of Shares shall: (i) in the event of an increase in the number of outstanding shares of Common Stock, be proportionately increased and the value of each Share then covered by an outstanding Performance Share Award shall be proportionately reduced; and (ii) in the event of a reduction in the number of outstanding shares of Common Stock, be proportionately reduced and the value of each Share then covered by an outstanding Performance Share Award shall be proportionately increased. No fractional interests will be issued under the Plan resulting from any adjustments.

                  (ii) The Committee shall in its discretion make any further adjustments as it deems necessary to ensure equitable treatment of any holder of a Performance Share Award as the result of any transaction affecting the shares of Common Stock (or other securities) by which the value of a Performance Share Award is measured under the Plan not described in subsection 8(a)(i), or as is required or authorized under the terms of any applicable Performance Share Award.

                  (iii) The existence of the Plan and the Performance Share Awards granted hereunder shall not affect or restrict in any way the right or power of the Board or the shareowners of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stock or other securities ahead of or affecting the Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.


                                       6.

         (b) DISSOLUTION OR LIQUIDATION. In the event of a dissolution or liquidation of the Company, then all outstanding Performance Share Awards held by Participants who, immediately prior to such event, were providing services as an Employee, shall terminate immediately prior to such event.

         (c) ASSET SALE, MERGER, CONSOLIDATION OR REVERSE MERGER. In the event of (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (individually, a "Corporate Transaction"), then any surviving corporation or acquiring corporation shall assume any Performance Share Awards outstanding under the Plan held by Participants who, immediately prior to such Corporate Transaction, are providing services as an Employee or shall substitute similar awards (including an award to acquire the same consideration paid to the shareowners in the Corporate Transaction for those outstanding under the Plan) held by Participants who, immediately prior to such Corporate Transaction, are providing services as an Employee. In the event any surviving corporation or acquiring corporation does not assume such Performance Share Awards or to substitute similar awards for those outstanding under the Plan then such Performance Share Awards shall terminate if not payable at or prior to the Corporate Transaction.

9.       MISCELLANEOUS PROVISIONS.

         (a) GOVERNING LAW. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to such state's conflict of laws rules.

         (b) NO RIGHT TO PERFORMANCE SHARE AWARD OR EMPLOYMENT. No Employee or other person shall have any claim or right to be granted Performance Share Awards under the Plan. The Plan shall not confer upon any Employee or Participant any right with respect to continuation of service as an Employee (or otherwise), nor shall it interfere in any way with any Participant's right or the Company's or a Subsidiary's right to terminate a Participant's service as an Employee (or otherwise) at any time.

         (c) CANCELLATION OF PERFORMANCE SHARE AWARDS. The Committee may cancel Performance Share Awards with the written consent of the Participants who hold such Performance Share Awards, and, upon any such cancellation, all rights of Participants in respect of such canceled Performance Share Awards shall terminate and the Shares subject to such canceled Performance Share Awards shall be available for further grant under the Plan.

         (d) AMENDMENT/TERMINATION OF PLAN AND OUTSTANDING PERFORMANCE SHARE AWARDS. The Committee may at any time amend, suspend or discontinue the Plan, in whole or in part, and the Committee may at any time alter or amend any or all Performance Share Awards and the Performance Share Award Terms and Conditions under the Plan to the extent permitted by law, except that, subject to the provisions of subsection 8(a), no such alteration or amendment


                                       7.

shall impair the rights of any holder of a Performance Share Award without the Participant's consent.

         (e) UNFUNDED PLAN. The Plan shall be unfunded. No provision of the Plan or any Performance Share Award shall require the Company or a Subsidiary, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company or a Subsidiary maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company or a Subsidiary, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees, under generally applicable law.

         (f) BROADLY BASED PLAN; AWARDS FOR COMPENSATION PURPOSES ONLY. The Plan is intended to constitute (i) a "broadly based plan" within the meaning of Rule 4350(i)(1)(A) of the NASD Marketplace Rules and (ii) an "employee benefit plan" as defined in Rule 405 promulgated under the Securities Act, and the Plan shall be administered accordingly. The Plan is not intended to constitute an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

         (g) NO SHAREOWNER RIGHTS. No Participant or successor in interest shall be deemed to be a shareowner of the Company or have any right to receive any securities of the Company by virtue of having been granted a Performance Share Award or redeeming such Performance Share Award, except where the Payment upon redemption is in the form of shares of Common Stock.

         (h) COMPLIANCE WITH LAWS. Notwithstanding anything contained herein or in any Performance Share Award to the contrary, the Company shall not be required to sell or deliver shares of Common Stock or other securities hereunder or thereunder if the sale or delivery thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or interdealer quotation system, and as a condition of any sale or delivery the Company may require such agreements or undertakings, if any, as the Company may deem necessary or advisable in its discretion to assure compliance with any such law or regulation.

         (i) INVALIDITY. If any term or provision contained herein or in the Performance Share Award Terms and Conditions shall to any extent be invalid or unenforceable, such term or provision, to the extent practicable, will be reformed so that it is valid and as consistent as possible with the original provisions hereof, and such invalidity or unenforceability shall not affect any other provision or part thereof.

10.      EFFECTIVE DATE.

The effective date of the Plan is November 2, 2001, the date on which the Plan was adopted by the Board.


                                       8.

                             CONEXANT SYSTEMS, INC.

                           2001 PERFORMANCE SHARE PLAN
                  PERFORMANCE SHARE AWARD TERMS AND CONDITIONS

                           2002 PEAK PERFORMANCE GRANT

         Conexant Systems, Inc. awards you this Performance Share Award as a form of incentive compensation from the Company. The Grant Date for this Performance Share Award is as provided in the Grant Letter.

         The details of your Performance Share Award are governed by the Conexant Systems, Inc. 2001 Performance Share Plan (the "Plan") the terms of which are incorporated herein by reference, and these Performance Share Award Terms and Conditions (the "Terms and Conditions"). Capitalized terms not explicitly defined in these Terms and Conditions but defined in the Plan shall have the same definitions as in the Plan.

         1. NUMBER OF SHARES. The number of Shares subject to this Performance Share Award is set forth in the Grant Letter and such number may be adjusted from time to time for capitalization adjustments as provided in subsection 8(a) of the Plan.

         2. VESTING.

                  (a) EMPLOYEES OF PERSONAL NETWORKING. If you are an Employee of the Company on the Grant Date of your Performance Share Award and provided that you are providing services as an Employee of a business unit of the Company or one of its Subsidiaries other than the Mindspeed Technologies(TM) business unit of the Company or one of its Subsidiaries ("Personal Networking") at the time of such vesting, then, subject to the limitations contained herein, your Performance Share Award shall vest, if at all, as follows: (i) fifty percent (50%) of the Shares subject to your Award shall vest on November 2, 2002 provided that the Company has determined that Personal Networking has achieved at least one (1) fiscal quarter of Performance Operating Profit (as defined below) greater than or equal to $0.00 during the period beginning on October 1, 2001 and ending on September 30, 2002 (the "Breakeven Milestone"); and, (ii) fifty percent (50%) of the Shares subject to your Award shall vest on November 2, 2003 provided that the Company has determined that Personal Networking has achieved Performance Operating Profit equal to or greater than ten percent (10%) of net revenues in any fiscal quarter during the period beginning on October 1, 2002 and ending on September 30, 2003 (the "Profitability Milestone"). Notwithstanding the foregoing, if either or both the Breakeven Milestone or the Profitability Milestone is/are not met within the time periods specified herein, then the Shares associated with such unmet milestone(s) shall not vest and the Performance Share Award shall terminate to such extent.

                  (b) EMPLOYEES OF MINDSPEED. If you are an Employee of the Company on the Grant Date of your Performance Share Award and provided that you are providing services as an Employee of the Mindspeed Technologies(TM) business unit of the Company or one of its Subsidiaries ("Mindspeed") at the time of such vesting, then, subject to the limitations contained herein, your Performance Share Award shall vest, if at all, as follows: (i) fifty percent (50%) of the Shares subject to your Award shall vest on the later of (A) the date that the Company determines that Mindspeed has achieved at least one (1) fiscal quarter of Performance Operating Profit greater than or equal to $0.00 during the period beginning on January 1, 2002 and ending on December 31, 2002 (the "Breakeven Milestone") and (B) November 2, 2002 provided that the Company has determined that the Breakeven Milestone has been met; and, (ii) fifty percent (50%) of the Shares subject to your Award shall vest on the later of (C) November 2, 2003 provided that the Company has determined that Mindspeed has achieved Performance Operating Profit equal to or greater than ten percent (10%) of net revenues in any fiscal quarter during the period beginning on January 1, 2003 and ending on December 31, 2003 (the "Profitability Milestone") and (D) the date that the Company determines that the Profitability Milestone has been met. Notwithstanding the foregoing, if either or both the Breakeven Milestone or the Profitability Milestone is/are not met within the time periods specified herein, then the Shares associated with such unmet milestone(s) shall not vest and the Performance Share Award shall terminate to such extent.

                  (c) For purposes of subsections 2(a) and 2(b) above, the term "Performance Operating Profit" means net revenues minus cost of goods sold and operating expenses, as determined in accordance with accounting principles generally accepted in the United States of America. For purposes of the computation of Performance Operating Profit, cost of goods sold and operating expenses each shall exclude:

                           (i) the amortization of goodwill and intangible
assets;

                           (ii) asset impairments;

                           (iii) restructuring charges;

                           (iv) charges for purchased in-process research and
development;

                           (v) separation costs;

                           (vi) stock compensation costs representing the
amortization of the value of unvested in-the-money stock options assumed by Conexant (or Mindspeed, as applicable) in connection with certain business acquisitions;

                           (vii) charges (or credits) to costs and expenses
representing the costs of this Plan; and,

                           (viii) such other charges (or credits) as the
Company's management reasonably determines to exclude from cost of goods sold or operating expenses in the computation of the Company's "pro forma operating income (loss)" (or similarly titled measure) included in the Company's quarterly earnings releases or, in the event that either Mindspeed or Personal Networking (or both) publish quarterly earnings information, such other charges (or credits) as management of Mindspeed or Personal Networking reasonably determines to exclude


                                       2.

from cost of goods sold or operating expenses in the computation of its separate "pro forma operating income (loss)" (or similarly titled measure).

                  (d) The Company shall notify you if, and when, any of the above-referenced milestones has been satisfied.

                  (e) Notwithstanding the foregoing, if the Company separates into two independent companies one of which is comprised solely of its Mindspeed Technologies business unit, then for purposes of this Section 2 only, the term "Company" shall include the entity as constituted before such separation and the entity for which you provide services as an Employee as constituted after such separation.

         3. TERM. Subject to the provisions of Section 4 herein, the term of your Performance Share Award commences on the Grant Date and expires upon the earlier of (i) the date you cease to provide services as an Employee for any reason, (ii) with respect to the Shares subject to a vesting milestone, a Vesting Date; or (iii) with respect to the Shares subject to a vesting milestone that, in the Company's determination, has not been met, the date on which the time period in which to satisfy such vesting milestone described in Section 2 herein has expired.

         4.       PAYMENT FOR SHARES/FORM OF PAYMENT.

                  (a) PAYMENT FOR SHARES. To the extent that your Performance Share Award (or any portion thereof) vests in accordance with Section 2 herein, then you shall automatically receive on (or as soon as reasonably practicable following) the Vesting Date with respect to your vested Performance Share Award (or portion thereof) a Payment in an amount equal to the Fair Market Value Per Share on the Vesting Date multiplied by the number of Shares as to which the Performance Share Award is vested as of such Vesting Date subject to the withholding requirements set forth in Section 6 herein.

                  (b)      FORM OF PAYMENT.

                           (i) U.S. EMPLOYEES. If you are an Employee providing
services to the Company at a location within the United States as of the date on which any Payment is made pursuant to subsection 4(a) herein, then such Payment shall be made in the form of shares of Common Stock.

                           (ii) NON-U.S. EMPLOYEES. If you are an Employee
providing services to the Company at a location outside the United States as of the date on which any Payment is made pursuant to subsection 4(a) herein, then such Payment shall be made, at the Company's sole and exclusive discretion, in the form of shares of Common Stock, cash, or a combination of both.


                                       3.

         5. NO RIGHTS AS A STOCKHOLDER. The receipt of this Performance Share Award shall not entitle you to any shares of Common Stock (other than those shares that you may receive, at the Company's election, as Payment with respect to your vested Performance Share Award (or any portion thereof)), and you will not be treated as a shareowner of the Company as a result of having received this Performance Share Award.

         6.       RESPONSIBILITY FOR TAXES AND WITHHOLDING OBLIGATIONS.

                  (a) You hereby acknowledge and agree that the ultimate liability for any and all tax, social insurance and payroll tax withholding ("Tax-Related Items") is and remains your responsibility and liability and that the Company or its Subsidiaries (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Share Award, including the grant or vesting of the Performance Share Award and the subsequent sale of Shares subject to the Performance Share Award; and (b) do not commit to structure the terms of the Performance Share Award to reduce or eliminate your liability for Tax-Related Items.

                  (b) As a condition to receiving Payment (in whole or in part) with respect to your vested Performance Share Award (or portion thereof), you authorize withholding from the amount of such Payment or from your payroll any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or its Subsidiaries, if any, which arise in connection with your receipt of (and Payment pursuant to) your Performance Share Award.

                  (c) Upon your request and subject to approval by the Company, in its sole and exclusive discretion, and compliance with any applicable conditions or restrictions of law, prior to any Payment to you as described in subsection 4(a), the Company may (but shall not be obligated to) permit you to enter into an alternative arrangement with the Company providing for the payment by you to the Company of any Tax-Related Items arising by reason of your receipt of such Payment. To the extent that the Company approves such an alternative withholding arrangement with respect to you, upon receipt by the Company from you of amounts necessary to satisfy the Tax-Related Items in connection with your receipt of (and Payment pursuant to) your Performance Share Award, then you shall receive the Payment with respect to your vested Performance Share Award (or portion thereof).

         7. NOTICES. Any notices provided for in your Performance Share Award or the Plan shall be given by you in writing (or through electronic means approved in advance by the Company) and shall be deemed effectively given only upon receipt by the Company or, in the case of notices delivered by the Company to you, may be given either in writing or by electronic means (which may include, but shall not be limited to, email) and shall be deemed effectively given as of the date of such notice.

         8. DATA PRIVACY. If you are an Employee providing services to the Company or one of its Subsidiaries at a location outside the United States, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Company or its


                                       4.

Subsidiaries (your "Employer"), for the exclusive purpose of implementing, administering and managing your participation in the Plan.

                  You understand that the Company, its Subsidiaries and your Employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company or its Subsidiaries, details of all Performance Share Awards or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan ("Data"). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient's country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired upon vesting of the Performance Share Award. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein by contacting in writing your local human resources representative. You understand that withdrawal of consent may affect your participation in the Plan.

         9. ACKNOWLEDGMENT AND WAIVER. You may reject your Performance Share Award by providing notice of such rejection to the Company prior to the Vesting Date, as provided herein. If you do not reject a Performance Share Award, then you will be deemed to have accepted the Performance Share Award. In accepting the Performance Share Award, you acknowledge that: (i) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) the Performance Share Award is voluntary and occasional and does not create any contractual or other right to receive future Performance Share Awards, or benefits in lieu of Performance Share Awards even if Performance Share Awards have been made repeatedly in the past; (iii) all decisions with respect to any such future Performance Share Awards will be at the sole discretion of the Company; (iv) your participation in the Plan shall not create a right to further employment with the Company, its Subsidiaries or your Employer and shall not interfere with the ability of the Company or your Employer to terminate your employment relationship at any time with or without cause; (v) your participation in the Plan is voluntary; (vi) the value of the Performance Share Award is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (vii) the Performance Share Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (viii) in the event of involuntary termination of your employment, your right to receive Performance Share Awards and vest under the Plan, if any, will terminate effective as of the date that you are no longer actively employed regardless of any reasonable notice period mandated under local law; (ix) if you are an Employee providing services outside the United States, the Performance Share Award has been granted to you in your status as an Employee of


                                       5.

your Employer, and, in the event that your Employer is not the Company, the Performance Share Award can in no event be understood or interpreted to mean that the Company is your employer or that you have an employment relationship with the Company; (x) the future value of the Shares subject to the Performance Share Award is unknown and cannot be predicted with certainty; and (xi) no claim or entitlement to compensation or damages arises from termination of the Performance Share Award or diminution in value of the Shares subject to the Performance Share Award and you irrevocably release the Company, its Subsidiaries and your Employer from any such claim that may arise.

         10.      MISCELLANEOUS.

                  (a) All rights and liabilities with respect to your Performance Share Award are set forth in the Plan and these Terms and Conditions.

                  (b) The Plan and these Terms and Conditions set forth the entire understanding between you and the Company and its Subsidiaries regarding this Performance Share Award and supersedes all prior oral and written agreements on this subject.

         11. GOVERNING PLAN DOCUMENT. Your Performance Share Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Performance Share Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Performance Share Award and those of the Plan, the provisions of the Plan shall control.

         12. APPLICABLE LAWS AND REGULATIONS. These Terms and Conditions are governed by the laws of the State of Delaware, without regard to its conflicts of laws principles, and the federal law of the United States. If you have received these Terms and Conditions or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

         13. SEVERABILITY. If one or more of the provisions of these Terms and Conditions shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit the Terms and Conditions to be construed so as to foster the intent of the Terms and Conditions and the Plan.

         14. NONASSIGNABILITY OF PERFORMANCE SHARE AWARDS. No Performance Share Award granted under the Plan (or the right to receive Payment pursuant thereto) shall be assignable or transferable in any manner by you other than by (a) will, or (b) the laws of descent and distribution. During your lifetime, vested Shares subject to Performance Share Awards held by you shall be payable only to you or your guardian or legal representative.

                                       6.